UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 8, 2015
Date of Report (Date of earliest event reported)

PACIFIC METALS CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-54629	43-2110431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1255 W. Rio Salado Parkway Suite 215 Tempe, AZ	85281
(Address of principal executive offices)	(Zip Code)

(480) 830-2700
Registrant's telephone number, including area code

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS
On January 2, 2015, Pacific Metals Corp. (the "Company") filed a Certificate of Amendment with the State of Nevada to (a) increase the number of authorized shares of Common Stock from 200 million to 4 billion; and (b) decrease all of the Company's issued and outstanding shares of Common Stock at a ratio of one (1) share for every 25 existing shares, with all fractional shares to be purchased by the Company at the price of $0.02 per share (the "Reverse Split"). These actions were taken by the Company's Board of Directors after receiving the written consent of shareholders holding 82.7% of the Company's voting shares.
On January 8, 2015, FINRA granted approval for the Reverse Split, with the effective date in the market being set for January 9, 2015.
ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Effective December 12, 2014, the Company appointed W. Scott Lawler, Esq. as the Company's Secretary.

Biography

W. Scott Lawler, Esq.
Mr. Lawler is an attorney licensed in the States of Arizona and California and has been practicing for twenty-six (26) years in the areas of securities, corporate finance, merger and acquisition and corporate governance. After being a sole practitioner for 20 years, Mr. Lawler joined the law firm of Booth Udall Fuller PLC of Tempe, Arizona in December 2014.
Mr. Lawler's practice 's includes representing clients in the United Kingdom, China, Hong Kong, Malaysia, Canada, Bermuda, Greece, United Arab Emirates, Saudi Arabia, Kazakhstan, Turkey, Israel, Scotland, Belize, India, Brussels and Panama. He has acted as special counsel for boards of directors and board committees in preparing period reports, counseling publicly-held corporations in public and private offerings, SEC regulatory compliance, assessing shareholder litigation, responding to business combination proposals and compliance with the corporate governance standards established by NYSE, AMEX and NASDAQ, Sarbanes-Oxley Act compliance, securities law issues related to the implementation and operation of employee benefit plans and other securities matters, and in counseling companies involved in mergers, acquisitions and corporate restructurings.
In 1988, Mr. Lawler earned his Juris Doctorate degree from the USC Gould School of Law in Los Angeles, California. In 1984, Mr. Lawler earned his B.S. degree in Business Management from Brigham Young Univ. in Provo, Utah.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC METALS CORP.

DATE: January 9, 2015		/s/Lok Khing MIng
Lok Khing Ming
President